Exhibit 99.2

Cott Announces Appointment of Britta Bomhard and Steven Stanbrook to Board of Directors and Declaration of Dividend

TORONTO and TAMPA, FL, Nov. 7, 2018 /CNW/ - Cott Corporation (NYSE:COT; TSX:BCB) today announced the appointment of Britta Bomhard and Steven Stanbrook to the Cott Corporation Board of Directors, effective immediately. Ms. Bomhard will be an independent director and serve as a member of the Corporate Governance Committee of the Board. Mr. Stanbrook will also be an independent director and serve as a member of the Human Resources and Compensation Committee of the Board.

"We are excited to have Britta and Steven join Cott's Board of Directors. Britta is a multilingual proven executive of an international business with experience in mergers and acquisitions, strategic planning, sales and marketing and operational improvements, and Steven has extensive executive and governance experience gained through his various roles with international consumer packaged goods businesses," commented David Gibbons, Cott's Chairman of the Board. "They both bring a wealth of leadership experience and are excellent complements to our existing Board skill set," continued Mr. Gibbons.

Ms. Bomhard, 49, is the Executive Vice President and Chief Marketing Officer of Church & Dwight, Inc. a producer of household, personal care, and specialty products, and has held that position since 2016.  She previously held the role of General Manager of Europe at Church & Dwight from 2013 to 2016.  From 2005 to 2013, Ms. Bomhard served in a variety of marketing and general management roles across Europe at Energizer. Prior to Energizer, Ms. Bomhard worked for Wella AG and GlaxoSmithKline in their marketing organizations.

Mr. Stanbrook, 61, is a corporate director, currently serving on the board of directors for Imperial Brands PLC, a multinational company listed on the London Stock Exchange, Vee Pak, Inc., a contract manufacturer of personal and beauty care products and The Vollrath Company, LLC, a commercial and institutional foodservice equipment supplier. Mr. Stanbrook previously served on the board of directors of Hewitt Associates, Inc., a provider of human capital and management consulting services, and Chiquita Brands International, Inc., a producer and distributor of fresh fruit and produce, fruit ingredients and other processed foods, both listed on the New York Stock Exchange. From 1996 to 2015, Mr. Stanbrook served in various roles at S.C. Johnson & Son, a global manufacturer of consumer products, including Chief Operating Officer, International Markets. Prior to S.C. Johnson & Son, he served as Chief Executive Officer of Sara Lee Bakery.

Separately, Cott's Board of Directors has declared a dividend of US$0.06 per share on common shares, payable in cash on December 7, 2018 to shareowners of record at the close of business on November 27, 2018.

About Cott Corporation

Cott is a water, coffee, tea, extracts and filtration service company with a leading volume-based national presence in the North American and European home and office delivery industry for bottled water, and a leader in custom coffee roasting, iced tea blending, and extract solutions for the U.S. foodservice industry.  Our platform reaches over 2.5 million customers or delivery points across North America and Europe and is supported by strategically located sales and distribution facilities and fleets, as well as wholesalers and distributors.  This enables us to efficiently service residences, businesses, restaurant chains, hotels and motels, small and large retailers, and healthcare facilities.

Website: www.cott.com

SOURCE Cott Corporation

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%CIK: 0000884713

For further information: Jarrod Langhans, Investor Relations, Tel: (813) 313-1732, Investorrelations@cott.com

CO: Cott Corporation

CNW 06:30e 07-NOV-18